Exhibit 23.2
Consent of Ernst & Young
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-4 dated November 27, 2006) and related Prospectus of Compagnie Générale de Géophysique for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 26, 2006, with respect to the combined financial statements of Exploration Resources companies included in Compagnie Générale de Géophysique’s Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
Bergen, November 27, 2006
ERNST & YOUNG

/s/ Karl Erik Svanevik

Karl Erik Svanevik
partner